Exhibit 99.1

TPG RE Finance Trust, Inc. Closes $932.4 Million Commercial Real Estate CLO

February 14, 2018 04:10 PM Eastern Standard Time

NEW YORK—(BUSINESS WIRE)—TPG RE Finance Trust, Inc. (NYSE: TRTX) (the “Company”) announced today the closing of TRTX 2018-FL1, a $932.4 million collateralized loan obligation (“CLO”). The CLO financed 26 existing TRTX first mortgage loan investments, comprising 25 pari passu participation interests and one whole loan. The CLO has an advance rate of 80% and a weighted average interest rate at issuance of LIBOR + 1.08%. CLO proceeds were used to repay $670 million of borrowings under three of the Company’s six secured credit facilities.

Greta Guggenheim, Chief Executive Officer of TPG RE Finance Trust, commented: “Our first broadly-held CLO marks an important step in our growth and expansion. Through this CLO, we have further diversified our sources of debt financing, significantly reduced our cost of funds, and created matched-term financing for approximately one-third of our loan portfolio as of December 31, 2017. In 2017, we originated approximately $2 billion of loans, a 67% increase from the prior year. This CLO enabled us to recycle $670 million of existing financing capacity to support our robust pipeline of new originations.”

Wells Fargo Securities acted as sole structuring agent, co-lead manager and joint bookrunner. Goldman Sachs & Co. LLC and Morgan Stanley acted as co-lead managers and joint bookrunners.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TRTX

TPG RE Finance Trust, Inc. is a commercial real estate finance company that focuses primarily on originating, acquiring, and managing first mortgage loans and other commercial real estate-related debt instruments secured by high quality institutional properties located in primary and select secondary markets in the United States. The Company is externally managed by TPG RE Finance Trust Management, L.P., a part of TPG Real Estate, which is the real estate investment platform of TPG Global, LLC (“TPG”). TPG is a leading global alternative investment firm with a 25-year history and approximately $79 billion of assets under management. For more information regarding TRTX, visit www.tpgrefinance.com.

Contacts

Investor Relations:

212-405-8500

IR@tpgrefinance.com

or

Media:

TPG RE Finance Trust, Inc.

Luke Barrett, 415-743-1550

media@tpg.com